We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 29, 1999 except for the third paragraph of Note 11, as to which the date is April 14, 1999, relating to the financial statements of Brilliant Digital Entertainment, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ PricewaterhouseCoopers LLP.

Los Angeles, California
May 14, 1999